Exhibit 10.2

Execution Version

$1,500,000,000

TERM CREDIT AGREEMENT

dated as of

July 15, 2026

among

MARTIN MARIETTA MATERIALS, INC.,

The LENDERS from Time to Time Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

GOLDMAN SACHS BANK USA,

as Syndication Agent

DEUTSCHE BANK SECURITIES INC.,

TRUIST BANK,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

PNC BANK, NATIONAL ASSOCIATION,

REGIONS BANK,

and

FIRST-CITIZENS BANK & TRUST COMPANY,

as Documentation Agents

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A.

DEUTSCHE BANK SECURITIES INC.,

TRUIST SECURITIES, INC.,

WELLS FARGO SECURITIES, LLC,

PNC CAPITAL MARKETS LLC,

REGIONS CAPITAL MARKETS ,

and

FIRST-CITIZENS BANK & TRUST COMPANY,

as Joint Lead Arrangers and Joint Bookrunners

Section 9.17. Acknowledgement and Consent to Bail-in of Affected Financial Institutions.	101
Section 9.18. Right of Setoff.	102
Section 9.19. No Fiduciary Duty.	102

v

COMMITMENT SCHEDULE

SCHEDULE I	–	Pricing Schedule
SCHEDULE II	–	Commitment Schedule

EXHIBIT A	–	Note
EXHIBIT B	–	Solvency Certificate
EXHIBIT C	–	[Reserved]
EXHIBIT D	–	[Reserved]
EXHIBIT E	–	Assignment and Assumption Agreement
EXHIBIT F	–	Compliance Certificate
EXHIBIT G	–	Exemption Certificate

TERM CREDIT AGREEMENT

TERM CREDIT AGREEMENT dated as of July 15, 2026 among MARTIN MARIETTA MATERIALS, INC., the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

Article 1

Definitions

Section 1.01. Definitions. The following terms, as used herein and in any Exhibit or Schedule hereto, have the following meanings:

“Accepting Lender” has the meaning set forth in Section 9.07(c).

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent with a copy to the Borrower duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”) or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to vote 10% or more of any class of voting securities of a Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent-Related Person” has the meaning set forth in Section 9.04(d).

“Agents” means the Administrative Agent, the Syndication Agent and the Documentation Agents.

“Agreement” means this Term Credit Agreement as it may be amended from time to time.

“Anti-Corruption Laws” has the meaning set forth in Section 4.16.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any Subsidiary is located or doing business that relate to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Lending Office” means, with respect to any Lender, its Domestic Lending Office.

“Applicable Margin” means, as of any date, with respect to any Base Rate Loan, Term Benchmark Loan or RFR Loan, the applicable rate per annum set forth on the Pricing Schedule.

“Applicable Percentage” means, for any Lender and at any time, (a) at any time on or prior to the funding of the Loans on the Funding Date, the percentage of the Total Commitments represented by such Lender’s Commitment at such time and (b) at any time thereafter, the percentage of the aggregate outstanding principal amount of the Loans represented by the Loans of such Lender at such time.

“Approved Borrower Portal” has the meaning assigned to it in Section 7.12(a).

“Approved Electronic Platform” has the meaning assigned to it in Section 7.06(a).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc., Truist Securities, Inc., Wells Fargo Securities, LLC, PNC Capital Markets LLC, Regions Capital Markets and First-Citizens Bank & Trust Company, each in its capacity as joint lead arranger and joint bookrunner hereunder.

“Assignee” has the meaning set forth in Section 9.08(c).

“Assignment and Assumption Agreement” means an agreement, substantially in the form of Exhibit E hereto, under which an interest of a Lender hereunder is transferred to an Assignee pursuant to Section 9.08(c) hereof.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate on such day, (ii) the NYFRB Rate in effect on such day plus ½ of 1% and (iii) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.02 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 8.02(b)), then the Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.0%, such rate shall be deemed to be 1.0% for purposes of this Agreement.

“Base Rate Loan” means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 8.

“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 8.02.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Domestic Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)       in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.02 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.02.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “ employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “ plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “ employee benefit plan” or “plan”.

“Blocking Regulations” has the meaning assigned to it in Section 4.16.

“Borrower” means Martin Marietta Materials, Inc., a North Carolina corporation.

“Borrower Communications” has the meaning assigned to it in Section 7.12.

“Borrower’s Securitization Facility” means, collectively, (i) the Credit and Security Agreement, dated as of April 19, 2013 (as amended, supplemented or amended and restated from time to time), by and among Martin Marietta Funding LLC, as borrower, the Borrower, as servicer, Truist Bank, as successor by merger to SunTrust Bank, as administrative agent, and Truist Bank, as successor by merger to SunTrust Bank, and each financial institution from time to time a party thereto, as lenders, and (ii) any other accounts receivable based revolving facility under which financing is provided to the Borrower or any of its Subsidiaries.

“Borrowing” has the meaning set forth in Section 1.03.

“Change in Law” means, for purposes of Section 8.01 and Section 8.03, the adoption of any applicable law, rule or regulation (including any new or additional regulations issued under, or implementing, any existing law to the extent of any new or additional requirements thereunder), or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Combins” means Lhoist North America, Inc., a Delaware corporation.

“Combins Acquisition” means the acquisition by the Borrower of all the issued and outstanding stock of Combins, pursuant to the Combins Acquisition Agreement.

“Combins Acquisition Agreement” means that certain Securities Sale Agreement (together with the exhibits and schedules thereto and the disclosure schedules referred to therein), dated as of the Signing Date, by and among LNA Holding SRL, a société à responsabilité limitée organized under the laws of Belgium and the Borrower, as amended, restated, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Commitment” means, for any Lender and at any time, its commitment hereunder to make a Loan to the Borrower on the Funding Date in a principal amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Commitment Termination Date” means the earliest of (a) the date of the consummation of the Combins Acquisition, effective immediately following such consummation, with or without the use of any proceeds of the Loans, (b) the termination of the Combins Acquisition Agreement in accordance with its terms and (c) 11:59 p.m., New York City time, on the date that is five Domestic Business Days following the later of (x) the Long Stop Date (as defined in the Combins Acquisition Agreement as in effect on the Signing Date), and (y) solely in the event that the Long Stop Date is extended pursuant to Clause 4.2(c) of the

Combins Acquisition Agreement as in effect on the Signing Date, the “Extended Long Stop Date” (as defined in the Combins Acquisition Agreement as in effect on the Signing Date).

“Communications” has the meaning set forth in Section 7.06(c).

“Consolidated Debt” means at any date the Debt of the Borrower and its Consolidated Subsidiaries (including, whether or not included as indebtedness of the Borrower or its Consolidated Subsidiaries under GAAP, the principal amounts outstanding under the Borrower’s Securitization Facility other than, to the extent non-recourse to the Borrower and its Subsidiaries, an amount not to exceed $500,000,000), determined on a consolidated basis as of such date; provided, that (w) at any date on which there are no revolving loans outstanding under the Revolving Credit Agreement and no principal amounts are outstanding under the Borrower’s Securitization Facility, Consolidated Debt shall be reduced in an amount equal to the lesser of (a) $500,000,000 and (b) the sum of the unrestricted cash and Temporary Cash Investments of the Borrower and its Consolidated Subsidiaries, (x) Consolidated Debt shall exclude any Specified Acquisition Debt during the applicable Specified Acquisition Period, (y) Consolidated Debt shall exclude any Debt outstanding on any date of determination which is to be refinanced, repurchased or purchased, redeemed or otherwise repaid (any such Debt, “Refinanced Debt”) with the net proceeds of Debt that has been issued or incurred and is included in the determination of Consolidated Debt (any such Debt, “Refinancing Debt”); provided, that the amount of Refinanced Debt that is excluded from the determination of Consolidated Debt shall not exceed the amount of Refinancing Debt that is included in the determination of Consolidated Debt and (z) Consolidated Debt shall exclude any Debt in the form of debt securities outstanding on any date of determination which has been satisfied, discharged and/or legally defeased pursuant to the terms of the definitive documentation for such debt securities but remains outstanding pending the final maturity date or redemption date thereof, as the case may be; provided that (i) the cash and Temporary Cash Investments of the Borrower and its Consolidated Subsidiaries utilized to effectuate any such satisfaction, discharge or defeasance shall not be included in clause (w)(b) above, (ii) Debt shall only be excluded from Consolidated Debt pursuant to this clause (z) to the extent the cash or Temporary Cash Investments utilized to effectuate any such satisfaction, discharge or defeasance has been irrevocably deposited with the applicable trustee in accordance with the terms of any definitive documentation governing such Debt and (iii) the Borrower shall have delivered to the Administrative Agent for posting to the Lenders an officer’s certificate signed by an authorized officer of the Borrower certifying in reasonable detail the amount and relevant details of any Debt that is excluded from Consolidated Debt pursuant to this clause (z).

“Consolidated EBITDA” means, for any period, net income (or net loss) (before discontinued operations) plus the sum of (a) consolidated interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) depletion expense, (f) stock based compensation expense and (g) any losses or expenses from any unusual or otherwise non-recurring items as reasonably determined by the Borrower; provided that the aggregate amount of cash losses and expenses arising from any such unusual or otherwise non-recurring items included pursuant to this clause (g) (other than transaction fees, costs and expenses incurred in connection with any acquisition or disposition) shall not exceed $200,000,000 for any period of four consecutive fiscal quarters, and minus (x) consolidated interest income and (y) the sum of the amounts for such period of any income tax benefits and any income or gains from any unusual or otherwise non-recurring items as reasonably determined by the Borrower, in each case determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP and in the case of items (a) through (g) and items (x) and (y), to the extent such amounts were included in the calculation of net income. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary shall have made an acquisition or a disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition, as the case may be, occurred on the first day of such period.

“Consolidated Net Worth” means at any date the consolidated shareholders’ equity of the Borrower and its Consolidated Subsidiaries which would be reported on the consolidated balance sheet of the Borrower as total shareholders’ equity, determined as of such date.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Party” means the Administrative Agent or any Lender.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or

(ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles (subject to Section 1.02), (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance, bank guarantee, surety bond or similar instrument which remain unpaid for two Domestic Business Days, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, provided that the amount of any such Debt which is not otherwise an obligation of such Person shall be deemed not to exceed the fair market value of such asset and (vii) all Debt of others guaranteed by such Person.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) such Loan has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless, in the case of any Loan, such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding such

Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become (or has a Parent that has become) the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any Derivatives Transactions.

“Derivatives Transaction” means any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Documentation Agents” means Deutsche Bank Securities Inc., Truist Bank, Wells Fargo Bank, National Association, PNC Bank, National Association, Regions Bank and First-Citizens Bank & Trust Company. “Documentation Agent” means any of them, in their capacity as documentation agents in respect of this Agreement.

“Dollars” or “$” means lawful currency of the United States.

“Domestic Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Domestic Business Day shall not include (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is not a U.S. Government Securities Business Day.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions precedent set forth in Section 3.01 shall have been satisfied (or waived in accordance with Section 9.07).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Institution” means any bank or other Person other than (i) a natural Person or (ii) a Defaulting Lender, provided that neither the Borrower nor any of its Subsidiaries or Affiliates may be an Eligible Institution.

“Environmental Laws” means any and all applicable federal, state and local statutes, regulations, ordinances, rules, administrative orders, consent decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous substances, or hazardous wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances, or hazardous wastes.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 4001(a)(14) of ERISA or Section 414(b), 414(c), 414(m) or 414(o) of the Internal Revenue Code. For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term “ERISA Group” includes any Person who was, as to the time of such past event or period of time, a member of the “ERISA Group” within the meaning of the preceding sentence.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended version or successor provision that is substantively comparable and not materially more onerous to comply with), and any regulations promulgated thereunder or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law or regulation or official interpretation thereof adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time) and published on the next succeeding Domestic Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate determined in accordance with the foregoing would otherwise be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means, collectively, (i) the Administrative Agent Fee Letter dated as of July 15, 2026, between JPMorgan Chase Bank, N.A. and the Borrower and (ii) the provisions relating to the fees payable to the Lenders in the Engagement Letter dated as of the Signing Date between Goldman Sachs & Co. LLC and the Borrower.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or the Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Term SOFR Rate or the Daily Simple SOFR shall be 0.00%.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means the first date, on or after the Effective Date and on or prior to the Commitment Termination Date, on which the conditions precedent set forth in Section 3.02 shall have been satisfied (or waived in accordance with Section 9.07).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group of Loans” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time, (ii) all Term Benchmark Loans having the same Interest Period at such time or (iii) all Loans which are RFR Loans, provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Indemnified Taxes” has the meaning set forth in Section 8.04(b).

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Domestic Business Day, such Interest Period shall be extended to the next succeeding Domestic Business Day unless such next succeeding Domestic Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Domestic Business Day, (ii) any Interest Period that commences on the last Domestic Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Domestic Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 8.02(e) shall be available for specification in such Notice of Borrowing or Notice of Interest Rate Election; provided, further, that any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment” means any investment in any Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of such Person, or (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, such Person.

“Lender” means (i) each Person listed as a Lender on the signature pages hereof, (ii) each Assignee that becomes a Lender pursuant to Section 9.08(c) and (iii) their respective successors.

“Lender-Related Person” means any of the Administrative Agent, any Arranger, the Syndication Agent, any Documentation Agent, and any Lender, and any Related Party of any of the foregoing Persons.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date, taken as one accounting period.

“Liabilities” mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital or finance lease or other title retention agreement relating to such asset.

“Loan” and “Loans” mean and include each and every loan made by a Lender under this Agreement.

“Loan Document” means this Agreement, including without limitation, the schedules and exhibits hereto, the Fee Letters, the Notes and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document” and any amendments, modifications or supplements to, or waivers of, any of the foregoing.

“Loan Modification Agreement” has the meaning set forth in Section 9.07(c).

“Loan Modification Offer” has the meaning set forth in Section 9.07(c).

“Material Adverse Effect” means a material adverse effect on (a) the ability of the Borrower to perform its obligations, taken as a whole, under this Agreement or any of the Notes, (b) the validity or enforceability of this Agreement or any of the Notes or (c) the rights and remedies of any Lender or the Administrative Agent, taken as a whole, under this Agreement or any of the Notes.

“Material Debt” means, without duplication, Debt (other than the Loans) of the Borrower and/or one or more of its Restricted Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $250,000,000.

“Material Financial Obligations” means, without duplication, a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Restricted

Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $250,000,000.

“Maturity Date” means the third anniversary of the Funding Date; provided, however, that if such date is not a Domestic Business Day, the Maturity Date shall be the next preceding Domestic Business Day.

“Moody’s” has the meaning set forth in the Pricing Schedule.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

“Non-Defaulting Lender” means, at any given time, any Lender that is not a Defaulting Lender at such time.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.13.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Domestic Business Day, for the immediately preceding Domestic Business Day); provided that if none of such rates are published for any day that is a Domestic Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” means a certificate signed by an officer of the Borrower.

“Other Taxes” has the meaning set forth in Section 8.04(c).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Domestic Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means, with respect to any Lender, any Person directly or indirectly controlling such Lender.

“Participant” has the meaning set forth in Section 9.08(b).

“Participant Register” has the meaning set forth in Section 9.08(b).

“Patriot Act” has the meaning set forth in Section 9.16.

“Payment” has the meaning set forth in Section 7.07(c).

“Payment Notice” has the meaning set forth in Section 7.07(c).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Amendments” has the meaning set forth in Section 9.07(c).

“Person” means any individual, firm, company, corporation, joint venture, joint-stock company, limited liability company or partnership, trust, unincorporated organization, government or state entity, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group or (ii) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group.

“Pricing Schedule” means the schedule attached hereto identified as such.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Property” means, at any time, any manufacturing facility that is located in the United States, is owned by the Borrower or any of its Subsidiaries, and has a book value, net of any depreciation or amortization, pursuant to the then most recently delivered financial statements, in excess of 2.5% of the consolidated total assets of the Borrower and its Consolidated Subsidiaries, taken as a whole.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Quarterly Date” means the last day of March, June, September and December in each year.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four Domestic Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 2.05.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Daily Simple SOFR, as applicable.

“Required Lenders” means, (a) at any time on or prior to the funding of the Loans on the Funding Date, Lenders having Commitments representing more than 50% of the total Commitments at such time and (b) at any time thereafter, Lenders holding Loans representing more than 50% of the aggregate principal amount of the Loans then outstanding; provided that the Commitments of, and the Loans held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means each president, executive vice president, chief executive officer, chief financial officer, treasurer, secretary, general counsel or assistant general counsel, or any Person having comparable responsibilities with respect to such offices.

“Restricted Subsidiary” means (x) any Significant Subsidiary, (y) any Subsidiary that has substantially all of its property located in the United States and that owns a Principal Property and (z) other Subsidiaries from time to time designated, by the Borrower by notice to the Administrative Agent, as Restricted Subsidiaries as necessary such that at all times, based on the most recent financial statements delivered pursuant hereto, at the end of any fiscal quarter the book value of the aggregate total assets, net of depreciation and amortization and after intercompany eliminations, of the Borrower and all of its Restricted Subsidiaries is not less than 85% of the consolidated total assets, net of depreciation and amortization and after intercompany eliminations, of the Borrower and its Consolidated Subsidiaries, taken as a whole.

“Retiring Lender” has the meaning set forth in Section 9.01(a).

“Revolving Credit Agreement” means the Credit Agreement, dated as of December 21, 2021 (as amended by that certain Loan Modification No. 1 and Extension Agreement, dated as of December 22, 2022, by that certain Loan Modification No. 2 and Extension Agreement, dated as of December 21, 2023, by that certain Loan Modification No. 3 and Extension Agreement, dated as of December 20, 2024, by that certain Loan Modification No. 4 and Extension Agreement, dated as of December 19, 2025, by that certain Amendment No. 1, dated as of July 10, 2026, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time) among the Borrower, the lenders from time to time party thereto, the issuing lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Daily Simple SOFR.

“S&P” has the meaning set forth in the Pricing Schedule.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including, without limitation, at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, the non-government controlled areas of the Kherson and Zaporizhzhia Regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means (a)(i) an agency or instrumentality of the government of a Sanctioned Country, (ii) an entity owned or controlled by a Sanctioned Country or (iii) a Person located, organized or resident in a Sanctioned Country, (b) a Person that is named on the SDN List or on any other Sanctions-

related list of designated Persons maintained by the U.S. government, the European Union or any European Union member state, the United Kingdom or the United Nations Security Council, or (c) a Person directly or indirectly owned 50% or more or controlled by any Person or Persons described in the foregoing clauses (a) or (b), or (d) a Person that is otherwise the subject or target of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including OFAC and the U.S. Department of State, the European Union or any European Union member state, the United Kingdom, or the United Nations Security Council.

“SDN List” means OFAC’s list of Specially Designated Nationals and Blocked Persons.

“Significant Subsidiary” means a Subsidiary with a book value of total assets, net of depreciation and amortization and after intercompany eliminations, equal to or greater than 5% of the consolidated total assets of the Borrower and its Consolidated Subsidiaries, taken as a whole.

“Signing Date” means June 27, 2026.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Specified Acquisition” has the meaning set forth in Section 5.09.

“Specified Acquisition Debt” means any Debt incurred by the Borrower or any of its Consolidated Subsidiaries for the purpose of financing, in whole or in part, a Specified Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Debt of the Borrower, any of its Consolidated Subsidiaries or the person(s) or assets to be acquired); provided that (a) the release of the proceeds of such Debt to the Borrower and/or its Consolidated Subsidiaries is contingent upon the consummation of such Specified Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition is terminated prior to the consummation of such Specified Acquisition or if such Specified Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Debt, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Borrower and/or its Consolidated Subsidiaries in respect of such Debt) or (b) such Debt contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such Debt to be redeemed or prepaid if such Specified Acquisition is not consummated by the date specified in the definitive documentation relating to such Debt (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Specified Acquisition is terminated in accordance with its terms prior to the consummation of such Specified Acquisition or such Specified Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Debt, such Debt is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).

“Specified Acquisition Period” means any period commencing with the date of the delivery of a written notice from the Borrower to the Administrative Agent specifying the incurrence or issuance by the Borrower or any Consolidated Subsidiary of Specified Acquisition Debt in connection with a Specified Acquisition and the date upon which any such Specified Acquisition Debt has been incurred or issued (a “Specified Acquisition Debt Notice”) to the earliest of (a) twelve months from the date such Specified Acquisition Debt Notice was delivered to the Administrative Agent, (b) the closing date of such Specified Acquisition or (c) the termination of the definitive documentation in respect of such Specified Acquisition.

“Specified Permitted Lender” means a Person that (a) is a Lender as of the Effective Date, (b) is a lender under the Revolving Credit Agreement (other than any “Defaulting Lender” (or any term of similar import) under the Revolving Credit Agreement as of the date of the applicable assignment) or (c) is a commercial or investment bank that at the time of the applicable assignment has a corporate rating or senior unsecured, non-credit enhanced long-term indebtedness rating from Moody’s that is Baa3 or higher or from S&P that is BBB- or higher.

“Specified Representations” means the representations and warranties of the Borrower set forth in Sections 4.01(a)(i) and 4.01(a)(ii) (in each case, solely with respect to the Borrower), 4.01(b), 4.01(c), 4.02(i), 4.02(ii), 4.02(iii)(x)(2), 4.02(iii)(y) (solely with respect to any agreement or instrument pursuant to which the Borrower has Debt in a committed or outstanding principal amount in excess of $250,000,000, and without giving effect to the “Material Adverse Effect” qualification applicable to such clause), 4.03, 4.07, 4.15, 4.16 (solely with respect to the use of the proceeds of the Loans) and 4.17.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Syndication Agent” means Goldman Sachs Bank USA.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Cash Investment” means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor’s Financial Services LLC and P-1 by Moody’s Investors Service, Inc., (iii) bank deposits, checking accounts, money market deposits and time deposits with, including certificates of deposit issued by, any office of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $1,000,000,000, (iv) obligations of a municipality or its agency that are supported by a letter of credit from an office of a bank or trust company meeting the criteria set forth in clause (iii) above provided the holder of such obligations may compel the repurchase or resale of such obligations within a one month period, (v) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, and (vi) investment funds, substantially all of whose assets are invested in Investments of the character and quality described in clauses (i) – (v) of this definition; provided in each case that such Investment matures within one year from the date of acquisition thereof by the Borrower or a Subsidiary.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Benchmark Loan” means any Loan in respect of which interest is computed on the basis of the Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Ticking Fee” has the meaning specified in Section 2.11(a).

“Ticking Fee Accrual Period” has the meaning specified in Section 2.11(a).

“Total Commitments” means, at the time for any determination thereof, the aggregate amount of the Commitments at such time.

“Transactions” means (a) the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof, (b) the consummation of the Combins Acquisition and (c) the payment of fees and expenses in connection with the foregoing.

“Transferee” has the meaning set forth in Section 9.08(e).

“Type” when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising the Borrowing, is determined by reference to the Term SOFR Rate, the Base Rate or, if applicable pursuant to Section 8.02, the Daily Simple SOFR.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits

(excluding any accrued but unpaid contributions), all determined on an ongoing basis as of the then most recent valuation date for such Plan in accordance with the assumptions used for funding such Plan pursuant to Section 430 of the Internal Revenue Code, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or an appointed trustee under Title IV of ERISA or such Plan.

“United States” means the United States of America, including the States and the District of Columbia, but excluding the Commonwealths, territories and possessions of the United States.

“Withholding Agent” has the meaning set forth in Section 8.04(b).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant contained in Article 5 to eliminate the effect of any change after the date hereof in generally accepted accounting principles (which, for purposes of this proviso, shall include the generally accepted application or interpretation thereof) on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any such covenant for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles is adopted by the Borrower, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders; provided, further, that notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require (x) treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018 or (y) recognizing liabilities on the balance sheet with respect to operating leases under FAS 842.

Section 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article 2 on the same date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Term Benchmark Borrowing” is a Borrowing comprised of Term Benchmark Loans).

Section 1.04. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 8.02(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.05. [Reserved].

Section 1.06. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Article 2

The Loans

Section 2.01. Loans. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a loan to the Borrower in Dollars in a single draw on the Funding Date in an amount not to exceed such Lender’s Commitment. Amounts repaid on the Loans may not be reborrowed. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 and shall be made from the several Lenders in respective amounts equal to their respective Applicable Percentages of such Borrowing.

Subject to Section 8.02, each Borrowing shall be comprised entirely of Base Rate Loans or Term Benchmark Loans, as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.02. Notice of Borrowing. The Borrower shall give the Administrative Agent notice in writing (a “Notice of Borrowing”) not later than

12:00 noon (New York City time) on (x) the date of each Base Rate Borrowing, (y) three U.S. Government Securities Business Days before the date of each proposed Term Benchmark Borrowing, and (z) five U.S. Government Securities Business Days before the date of each proposed RFR Borrowing (solely to the extent applicable pursuant to Section 8.02) or, in each case, such shorter period as the Administrative Agent may agree, specifying:

(i)        the date of such Borrowing, which shall be a Domestic Business Day;

(ii)       the aggregate amount of such Borrowing;

(iii)       whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or Term Benchmark (or, solely to the extent applicable pursuant to Section 8.02, Daily Simple SOFR); and

(iv)       in the case of a Term Benchmark Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. [Reserved].

Section 2.04. Notice to Lenders; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall give each Lender participating therein prompt notice of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by Borrower. Notwithstanding the foregoing, the Notice of Borrowing delivered with respect to the borrowing of Loans on the Funding Date may, at the Borrower’s option, be conditioned on the consummation (or substantially concurrent consummation) of the Combins Acquisition on such date, in which case such Notice of Borrowing may be revoked or extended by the Borrower (by notice to the Administrative Agent, which must be received by the Administrative Agent not later than the time by which the Lenders are required to make available to the Administrative Agent their respective Loans as set forth below) if such condition is not satisfied.

(b)       Not later than (i) in the case of a Term Benchmark Borrowing or an RFR Borrowing (solely to the extent applicable pursuant to Section 8.02), 10:00 a.m. (New York City time) on the date of each such Borrowing or (ii) in the case of a Base Rate Borrowing, 2:00 p.m. (New York City time) on the date of each such Borrowing, each Lender participating therein shall make available its share of such Borrowing in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.02.

Subject to 2.04(c), unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

(c)       Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (i) in the case of a payment made by a Lender, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment made by the Borrower, at the interest rate applicable to Base Rate Loans. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d)       The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the Borrowing.

Section 2.05. Registry; Notes. (a) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register (the “Register”) on which it will record the name and address of each Lender, each Commitment of and principal amounts (and stated interest) of each Lender, each Loan made by each Lender and each repayment of any Loan made by each Lender. Any such recordation by the Administrative Agent on the Register shall be presumptively correct, absent manifest error and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The

Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(b)       The Borrower hereby agrees that, promptly upon the request of any Lender at any time, the Borrower shall deliver to such Lender a Note, duly executed by the Borrower and payable to such Lender and its registered assigns and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Loans made to the Borrower by such Lender, with interest as provided herein on the unpaid principal amount from time to time outstanding.

(c)       Each Lender shall record the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and each Lender receiving a Note pursuant to this Section, if such Lender so elects in connection with any transfer or enforcement of any Note, may record on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that neither the failure of such Lender to make any such recordation nor any error therein shall affect the obligations of the Borrower hereunder or under any Note. In the event of a conflict between any such recording and the Register, the Register should control absent manifest error.

Section 2.06. Maturity of Loans; Amortization. Each Loan shall mature, and the outstanding principal amount thereof shall be due and payable, on the Maturity Date.

Section 2.07. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date and on the Maturity Date and, with respect to the principal amount of any Base Rate Loan converted to a Term Benchmark Loan, on the date of such conversion. Any overdue principal of, or interest on, any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(b)       Each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for such day plus the Term SOFR Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof, and on the Maturity Date.

(c)       To the extent applicable pursuant to Section 8.02, each RFR Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the sum of the Applicable Margin for such day plus the Daily Simple SOFR applicable to such Interest Period. Such interest shall be payable on each date that is on the numerically corresponding day in each calendar month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month), and on the Maturity Date.

(d)       Any overdue principal of or interest on any Term Benchmark Loan or RFR Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to 2% plus the Applicable Margin applicable to such Loan for such day.

(e)       The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.08. Mandatory Termination of Commitments. Unless previously terminated, the Commitment of each Lender shall automatically terminate upon the earlier of (i) the funding by such Lender of its Loan on the Funding Date and (ii) the Commitment Termination Date. The Borrower shall provide the Administrative Agent with prompt written notice of the occurrence of the Commitment Termination Date (unless the Commitment Termination Date is the Funding Date).

Section 2.09. Optional Prepayments.

(a)       Subject in the case of any Term Benchmark Borrowing to Section 2.14 the Borrower may, upon notice to the Administrative Agent not later than 11:30 a.m. (New York City time) on the date of such prepayment, prepay any Group of Base Rate Loans or upon at least three U.S. Government Securities Business Days’ notice to the Administrative Agent, prepay any Group of Term Benchmark Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000 by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group of Loans (or Borrowing).

(b)       [Reserved].

(c)       Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower; provided, however, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Debt, in which case such notice of prepayment may be revoked by the Borrower if such condition is not satisfied.

Section 2.10. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 2:00 p.m. (New York City time) on the date when due, in funds immediately available in New York City without set-off or counterclaim, to the Administrative Agent at its address referred to in Section 9.02. If a Fed-Wire reference or tracer number has been received, from the Borrower or otherwise, by the Administrative Agent by that time the Borrower will not be penalized for a payment received after 2:00 p.m. (New York City time). The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or RFR Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Term Benchmark Loans shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day unless such Domestic Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Domestic Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)       Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from and including the date such amount is distributed to such Lender until but excluding the date such Lender repays such amount to the Administrative Agent, at the NYFRB Rate.

(c)       If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c) or Section 2.10(b), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.11. Fees. (a) The Borrower shall pay to the Administrative Agent for the account of the Lenders ratably a ticking fee (the “Ticking Fee”) in Dollars at a rate per annum equal to the Applicable Ticking Fee Rate set forth in the Pricing Schedule on the daily amount of such Lender’s Commitment, accruing from and including the date that is the later of (i) October 25, 2026 and (ii) the Effective Date and to but excluding the earlier of (i) the Funding Date and (ii) the date on which the Commitments terminate (such period, the “Ticking Fee Accrual Period”), which Ticking Fee shall be earned as accrued and shall be payable in full on the last day of the Ticking Fee Accrual Period (or if such date is not a Domestic Business Day, then shall be payable in full on the next following Domestic Business Day).

(b)       The Borrower shall pay to each of the Administrative Agent and each Arranger, for its own respective account, fees in the amounts and at the times specified in the Fee Letters.

(c)       Once paid, fees shall not be refundable for any reason whatsoever.

Section 2.12. Reduction or Termination of Commitments. The Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Commitments.

Section 2.13. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8 and the last sentence of this subsection(a)), as follows:

(i)       if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Term Benchmark Loans or, to the extent available pursuant to Section 8.02, RFR Loans as of any Domestic Business Day;

(ii)      if such Loans are Term Benchmark Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Term Benchmark Loans for an additional Interest Period, subject to Section 2.14 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans and

(iii)      if pursuant to Section 8.02, such Loans are RFR Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 12:00 noon. (New York City time) on the third Domestic Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans and (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000. If no such notice is timely received prior to the end of an Interest Period, the Borrower shall be deemed to have elected that all Loans having such Interest Period be converted to Base Rate Loans at the end of such Interest Period.

(b)       Each Notice of Interest Rate Election shall specify:

(i)       the Group of Loans (or portion thereof) to which such notice applies;

(ii)       the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii)       if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Term

Benchmark Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)       if such Loans are to be continued as Term Benchmark Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)       Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d)       An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a “Borrowing” subject to the provisions of Section 3.02.

Section 2.14. Funding Losses. If the Borrower makes any payment of principal with respect to any Term Benchmark Loan or any Term Benchmark Loan is converted (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow, prepay, convert or continue any Term Benchmark Loans after notice has been given to any Lender in accordance with Section 2.04(a), 2.09 or 2.13 the Borrower shall reimburse each affected Lender within 30 days after demand for any resulting loss or expense incurred by it, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.15. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.16. [Reserved].

Section 2.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)       The Defaulting Lender shall not be entitled to receive any Ticking Fee pursuant to Section 2.11(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Ticking Fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b)       Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)       The Commitments or Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.07); it being understood that this clause (c) shall not affect the rights of a Defaulting Lender in the case of an amendment, waiver or other modification under Section 9.07(a)(i), Section 9.07(a)(ii) or Section 9.07(a)(iii).

(d)       [Reserved].

(e)       [Reserved].

(f)       [Reserved].

(g)       In the event that the Administrative Agent and the Borrower agree that such Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall cease to be Defaulting Lender and such Lender shall take such actions as the Administrative Agent shall determine to be appropriate in connection with such Lender ceasing to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no cessation of such Lender’s Defaulting Lender status hereunder will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Article 3

Conditions

Section 3.01. Effectiveness. The Commitments shall become effective upon satisfaction of the following conditions:

(a)       the Administrative Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of facsimile or other electronic transmission or other written confirmation from such party of execution of a counterpart hereof by such party);

(b)       the Administrative Agent shall have received an opinion of Cravath, Swaine & Moore LLP, counsel for the Borrower, and an opinion of Robinson, Bradshaw & Hinson, P.A., North Carolina counsel for the Borrower, in each case dated as of the Effective Date and addressed to the Administrative Agent and each Lender and in form and substance reasonably satisfactory to the Administrative Agent;

(c)       the Administrative Agent shall have received a customary secretary’s certificate of the Borrower dated the Effective Date and signed by a Responsible Officer of the Borrower, attaching, and where applicable, certifying (A) a copy of the certificate of incorporation of the Borrower, certified as of a recent date prior to the Effective Date by the North Carolina Secretary of State, (B) a copy of the by-laws of the Borrower, (C) a copy of the resolutions of the board of directors of the Borrower approving the Loan Documents and the transactions contemplated thereby, (D) the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents and the other documents to be delivered by the Borrower hereunder, and (E) a good standing certificate (certificate of existence) for the Borrower from the North Carolina Secretary of State dated as of a recent date;

(d)       the Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, (A) certifying that the representations and warranties of the Borrower contained in this Agreement are true and correct in all material respects (and in all respects to the extent any such representation and warranty is already qualified by materiality or a reference to Material Adverse Effect) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be certified as true and correct in all material respects (and in all respects to the extent any such representation and warranty is already qualified by materiality or a reference to Material Adverse Effect) as of such earlier date and (B) certifying that no Default or Event of Default exists as of the Effective Date;

(e)       the Arrangers, the Administrative Agent and the Lenders shall have received all fees and invoiced expenses required to be paid by the Borrower on or prior to the Effective Date under this Agreement and the Fee Letters (in the case of expenses, to the extent invoiced at least three Domestic Business Days prior to the Effective Date); and

(f)       the Administrative Agent shall have received at least three Domestic Business Days prior to the Effective Date (A) all documentation and other information regarding the Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (B) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, in each case of clauses (A) and (B), to the extent reasonably requested by the Administrative Agent or any Lender at least 10 Domestic Business Days prior to the Effective Date.

The Administrative Agent shall promptly notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02. Funding Date. The obligation of each Lender to make a Loan hereunder is subject solely to the occurrence of the Effective Date and the satisfaction of the following conditions:

(a)       the Combins Acquisition shall have been (or, substantially concurrently with the funding of the Loans on the Funding Date, shall be) consummated pursuant to, and in all material respects in accordance with, the Combins Acquisition Agreement. The Combins Acquisition Agreement as in effect on the Signing Date shall not have been amended, supplemented or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder (directly or indirectly), by the Borrower or any of its Subsidiaries, if such amendment, supplement, modification, waiver or consent would be material and adverse to the interests of the Lenders or the Arrangers (in their respective capacities as such) without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that (A) any reduction, when taken together with all prior reductions, of less than 15% in the original consideration for the Combins Acquisition shall be deemed not to be (and any such reduction of 15% or more shall be deemed to be) material and adverse to the interests of the Lenders or the Arrangers (in their respective capacities as such) and (B) any increase, when taken together with all prior increases, of less than 10% in the original consideration for the Combins Acquisition shall be deemed not to be (and any such increase of 10% or more shall be deemed to be, unless solely funded by the issuance and sale of shares of common stock of the Borrower) material and adverse to the interests of the Lenders and the Arrangers (in their respective capacities as such);

(b)       the Arrangers shall have received (A) audited consolidated financial statements of the Borrower, prepared in accordance with U.S. GAAP, as of the last day of, and for, each of the two most recent fiscal years ended at least 60 days prior to the Funding Date and (B) unaudited consolidated financial statements of the Borrower, prepared in accordance with U.S. GAAP, as of the last day of, and for, any fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent audited consolidated financial statements of the Borrower delivered pursuant to clause (A) above and more than 40 days prior to the Funding Date (and corresponding periods of any prior year), it being agreed that (1) timely filing of any required audited consolidated financial statements of the Borrower on Form 10-K or required unaudited consolidated financial statements of the Borrower on Form 10-Q, in each case, with the Securities and Exchange Commission pursuant to the Exchange Act by the Borrower will satisfy the requirements of clauses (A) and (B) above (provided that a subsequent Form 8-K, Item 4.02, has not been filed with respect to the financial statements included therein) and (2) the Arrangers have acknowledged receipt, as of the Signing Date, of the financial statements referred to in clause (A) above as of, and for, the fiscal years ended December 31, 2025 and December 31, 2024 and in clause (B) above as of, and for, the fiscal quarter ended March 31, 2026;

(c)       at the time of and upon giving effect to the funding of the Loans on the Funding Date, (A) the Specified Representations shall be true and correct in all material respects (and in all respects to the extent any such representation and warranty is already qualified by materiality or a reference to Material Adverse Effect), except to the extent that any Specified Representation specifically refers to an earlier date or period, in which case such Specified Representation shall be true and correct in all material respects (and in all respects to the extent such Specified Representation is already qualified by materiality or a reference to Material Adverse Effect) as of such earlier date or period and (B) no Event of Default under Section 6.01(a), (b), (c), (h) (solely with respect to the Borrower) or (i) (solely with respect to the Borrower) shall have occurred and be continuing;

(d)       the Arrangers, the Administrative Agent and the Lenders shall have received all fees and invoiced expenses required to be paid by the Borrower on or prior to the Funding Date under this Agreement and the Fee Letters (in the case of expenses, to the extent invoiced at least three Domestic Business Days prior to the Funding Date);

(e)       the Administrative Agent shall have received: (A) a certificate, dated the Funding Date and signed by a Responsible Officer of the Borrower, certifying that the conditions specified in Sections 3.02(a) and 3.02(c) have been satisfied, (B) a Notice of Borrowing in accordance with Section 2.02 (which shall not contain any representations or warranties) and (C) a solvency certificate from the chief financial officer of the Borrower in the form attached as Exhibit B hereto as to the solvency of the Borrower and its Subsidiaries, on a consolidated basis as of the Funding Date after giving effect to the Transactions; and

(f)       as of the Funding Date, (A) the Existing Indebtedness (as defined in the Combins Acquisition Agreement) shall have been (or, substantially contemporaneously with the funding of the Loans hereunder, shall be) repaid, prepaid, repurchased or redeemed and any commitments thereunder shall be terminated, to the extent provided for in the Combins Acquisition Agreement or (B) irrevocable notices of prepayment, repurchase or redemption in full shall have been delivered with respect to the Existing Indebtedness (as defined in the Combins Acquisition Agreement).

Article 4

Representations and Warranties

The Borrower represents and warrants on the Effective Date (except with respect to Section 4.17) and the Funding Date (after giving effect to the Transactions) that:

Section 4.01. Corporate Existence and Power. (a) Each of the Borrower and its Restricted Subsidiaries (i) is a corporation duly organized and validly existing under the laws of the state of its incorporation, (ii) is in good standing therein, and (iii) is duly qualified to transact business in all jurisdictions where such qualification is necessary, except for such jurisdictions where the failure to be so qualified or licensed will not be reasonably likely to have a Material Adverse Effect; (b) the Borrower has corporate power to enter into and perform this Agreement; and (c) the Borrower has the corporate power to borrow and issue Notes as contemplated by this Agreement.

Section 4.02. Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes (i) are within the corporate powers of the Borrower, (ii) have been duly authorized by all necessary corporate action and (iii) do not contravene, or constitute a default under, (x) any provision (1) of applicable law or regulation or (2) of the certificate of incorporation or by-laws of the Borrower or (y) of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, if such contravention or default would be reasonably likely to have a Material Adverse Effect, or (iv) result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries which would be reasonably likely to have a Material Adverse Effect.

Section 4.03. Binding Effect. This Agreement and any Notes constitute valid and binding agreements of the Borrower enforceable against the Borrower in accordance with their respective terms, except to the extent limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general equitable principles.

Section 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2025 and the related consolidated statements of earnings and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Borrower’s 2025 Form 10-K, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)        The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2026 and the related unaudited consolidated statements of earnings and cash flows for the three months then ended, set forth in the Borrower’s Form 10-Q for March 31, 2026 and for the period of three months then ended filed with the Securities and Exchange Commission, a copy of which has been delivered to each of the Lenders, fairly present in all material respects, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments).

(c)       Since December 31, 2025, there has been no change in the consolidated financial condition of the Borrower and its Consolidated Subsidiaries which would be reasonably likely to have a Material Adverse Effect.

Section 4.05. Litigation. There are no suits, actions or proceedings pending, or to the knowledge of any member of the Borrower’s legal department threatened against the Borrower or any Subsidiary, the adverse determination of which is reasonably likely to occur, and if so adversely determined would be reasonably likely to have a Material Adverse Effect.

Section 4.06. Taxes. The Borrower and each Subsidiary (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except for (i) those not yet delinquent, (ii) those the nonpayment of which, individually and in the aggregate, would not be reasonably likely to have a Material Adverse Effect or (iii) those being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

Section 4.07. Margin Regulations. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation U.

Section 4.08. Compliance with Laws. The Borrower and its Restricted Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations, other than such laws, rules and regulations (i) the validity or applicability of which the Borrower or such Subsidiary is contesting in good faith or (ii) the failure to comply with which would not be reasonably likely to have a Material Adverse Effect.

Section 4.09. Governmental Approvals. No consent, approval, authorization, permit or license from, or registration or filing with, any Governmental Authority is required in connection with the making of this Agreement, with the exception of routine periodic filings made under the Exchange Act and such consents, approvals, authorizations, permits, licenses, registrations or filings which have already been completed or obtained.

Section 4.10. Pari Passu Obligations. Under applicable United States laws (including state and local laws) in force at the date hereof, the claims and rights of the Lenders and the Administrative Agent against the Borrower under this Agreement and the Notes will not be subordinate to, and will rank at least pari passu with, the claims and rights of any other unsecured creditors of the Borrower (except to the extent provided by bankruptcy, reorganization, insolvency, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general principles of equity).

Section 4.11. No Defaults. The payment obligations of the Borrower and its Restricted Subsidiaries in respect of any Material Debt are not overdue (after giving effect to any cure period or period of grace applicable thereunder).

Section 4.12. Full Disclosure. All information (it being understood that such information shall be deemed to include all recent filings on Form 10-K and Form 10-Q and any filing on Form 8-K, or posted on the Borrower’s website, filed or posted since the Borrower’s most recent filing on Form 10-Q) furnished to the Lenders in writing prior to the date hereof in connection with the transactions contemplated hereby does not, collectively, contain any material misstatement of a material fact or omit to state a material fact necessary to make the statements contained therein (when furnished and taken as a whole), in the light of the circumstances under which they were made, not misleading in any material respect on and as of the date hereof (as modified or supplemented by other information that has been or is simultaneously so furnished); provided that, with respect to projected financial information (including financial estimates, forecasts and other forward-looking information), the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such forecasts and projections may vary from actual results and that such variances may be material); and provided, further, that for purposes of this Section 4.12, such information shall not include information of a general economic or general industry nature.

Section 4.13. ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in substantial compliance in all material respects with the presently applicable material provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which, in either case, has resulted or could result in the imposition of a material Lien or the posting of a material bond or other material security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.14. Environmental Matters. The Financial Statements described in Section 4.04(a) provide certain information regarding environmental matters related to properties currently owned by the Borrower or its Restricted Subsidiaries, previously owned properties, and other properties. Since December 31, 2025, environmental matters have not caused any material adverse change in the consolidated financial condition of the Borrower and the Consolidated Subsidiaries from that shown by such Financial Statements.

To the knowledge of the Borrower, ongoing operations at the Principal Properties are currently being conducted in substantial compliance with applicable Environmental Laws except to the extent that noncompliance would not be reasonably likely to have a Material Adverse Effect.

Section 4.15. Regulatory Restrictions on Borrowing. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

Section 4.16. Legal Status. The Borrower, its Subsidiaries and their respective directors and officers and, to the knowledge of the Borrower, employees and agents are in compliance with applicable Sanctions in all material respects. None of the Borrower, its Subsidiaries, or their respective directors or officers or, to the knowledge of the Borrower, employees or agents is a Sanctioned Person.

The Borrower and its Subsidiaries and their respective officers and directors and, to the knowledge of the Borrower, their respective employees and agents, are in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., as amended from time to time, and other anti-corruption laws in effect in jurisdictions in which the Borrower and its Subsidiaries do business (collectively, “Anti-Corruption Laws”). The Borrower has not made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, or (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower in violation of Anti-Corruption Laws.

The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

The representations in this Section 4.16 are not being sought by any Lender that is subject to Council Regulation (EC) No 2271/96 and/or Section 7 of the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung) (in connection with Section 4 Paragraph 1 No. 3 of the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz)) or other similar blocking or anti-boycott laws (collectively, the “Blocking Regulations”) if and to the extent that such representations and warranties would give rise to a violation by such party of the Blocking Regulations.

Section 4.17. Solvency. As of the Funding Date, immediately after giving effect to the consummation of the Combins Acquisition and the other Transactions, including the making of the Loans and the application of the proceeds thereof, (a) the fair value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will exceed, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, will not be engaged in, and will not be about to engage in, business for which they have unreasonably small capital. For purposes of this Section 4.17, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Article 5

Covenants

From the Effective Date and so long as any Lender has any Commitment or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing:

Section 5.01. Information. The Borrower will deliver to the Administrative Agent which will deliver to each of the Lenders:

(a)       as soon as available and in any event within 60 days after the end of each of its first three quarterly accounting periods in each fiscal year, consolidated statements of earnings and cash flows of the Borrower and the Consolidated Subsidiaries for the period from the beginning of such fiscal year to the end of such fiscal period and the related consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as at the end of such fiscal period, all in reasonable detail (it being understood that delivery of such statements as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection) and accompanied by a certificate in the form attached hereto as Exhibit F signed by a Responsible Officer of the Borrower stating that such consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and the Consolidated Subsidiaries as of the end of such period and for the period involved, subject, however, to year-end audit adjustments, and that such officer has no knowledge, except as specifically stated, of any Default;

(b)       as soon as available and in any event within 120 days after the end of each fiscal year, consolidated statements of earnings and cash flows of the Borrower and the Consolidated Subsidiaries for such year and the related consolidated balance sheets of the Borrower and the Consolidated Subsidiaries as at the end of such year, all in reasonable detail and accompanied by (i) an opinion of an independent, certified public accountant of recognized standing selected by the Borrower as to such consolidated financial statements (it being understood that delivery of such statements as filed with the Securities and Exchange

Commission shall be deemed to satisfy the requirements of this subsection), and (ii) a certificate in the form attached hereto as Exhibit F signed by a Responsible Officer of the Borrower stating that such consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and the Consolidated Subsidiaries as of the end of such year and for the year involved and that such officer has no knowledge, except as specifically stated, of any Default;

(c)       promptly after their becoming available:

(i)       copies of all financial statements, stockholder reports and proxy statements that the Borrower shall have sent to its stockholders generally; and

(ii)       copies of all registration statements filed by the Borrower under the Securities Act of 1933, as amended (other than registration statements on Form S-8 or any registration statement filed in connection with a dividend reinvestment plan), and regular and periodic reports, if any, which the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency or agencies substituted therefor) under Section 13 or Section 15(d) of the Exchange Act, or with any national or international securities exchange (other than those on Form 11-K or any successor form) (it being understood that delivery of such statements and reports, or those referenced in the immediately preceding sub-clause (i), as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection);

(d)       from time to time, with reasonable promptness, such further information regarding the business and financial condition of the Borrower and its Subsidiaries as any Lender may reasonably request through the Administrative Agent;

(e)       prompt notice of the occurrence of any Default; and

(f)       prompt notice of all litigation and of all proceedings before any governmental or regulatory agency pending (or, to the knowledge of the General Counsel of the Borrower, threatened) and affecting the Borrower or any Restricted Subsidiary, except litigation or proceedings which, if adversely determined, would not be reasonably likely to have a Material Adverse Effect.

Each set of financial statements delivered pursuant to Section 5.01(a) or 5.01(b) shall be accompanied by or include the computations showing, in the form attached hereto as Exhibit F, whether the Borrower was, at the end of the relevant fiscal period, in compliance with the provisions of Section 5.09.

Section 5.02. Payment of Obligations. The Borrower will pay and discharge, and will cause each Restricted Subsidiary to pay and discharge, all material Taxes imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a Lien upon the property of the Borrower or such Restricted Subsidiary; provided that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such Tax or claim (i) the payment of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, (ii) not yet delinquent or (iii) the non-payment of which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 5.03. Insurance. The Borrower will maintain, and will cause each Restricted Subsidiary to maintain, insurance from responsible companies in such amounts and against such risks as is reasonable, taking into consideration the practices of businesses in the same line of business or of similar size as the Borrower or such Restricted Subsidiary, or, to a reasonable extent, self-insurance.

Section 5.04. Maintenance of Existence. The Borrower (i) will preserve and maintain, and will cause each Restricted Subsidiary to preserve and maintain, its corporate existence and (ii) will take all reasonable action to preserve and maintain all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, provided, however, that nothing herein contained shall prevent the termination of the business or corporate existence of any Restricted Subsidiary which in the judgment of the Borrower is no longer necessary or desirable, a merger or consolidation of a Restricted Subsidiary into or with the Borrower (if the Borrower is the surviving corporation) or another Subsidiary or any other merger, consolidation or transfer of assets that is not prohibited by Section 5.07, as long as immediately after giving effect to any such transaction, no Event of Default shall have occurred and be continuing.

Section 5.05. Maintenance of Properties. The Borrower will keep, and will cause each Restricted Subsidiary to keep, all of its tangible properties necessary, in the judgment of the Borrower, in its business in good working order and condition (ordinary wear and tear, and damage caused by casualty, excepted), except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Nothing in this Section 5.05 shall prevent the

Borrower or any Restricted Subsidiary from discontinuing the operation or maintenance, or both the operation and maintenance, of any properties of the Borrower or any such Restricted Subsidiary if such discontinuance is, in the judgment of the Borrower (or such Restricted Subsidiary), desirable in the conduct of its business.

Section 5.06. Compliance with Laws. (a) The Borrower will comply, and will cause each Restricted Subsidiary to comply, with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority (including Environmental Laws, ERISA and the Internal Revenue Code and the rules and regulations thereunder), a breach of which would be reasonably likely to have a Material Adverse Effect, except where contested in good faith and by proper proceedings.

(b)       The Borrower and its Subsidiaries will maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The covenants in this Section 5.06(b) are not being sought by any Lender that is subject to the Blocking Regulations if and to the extent that such covenants would give rise to a violation by such party of the Blocking Regulations.

Section 5.07. Mergers, Consolidations and Sales of Assets. (a) The Borrower will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i)       the Borrower or a Consolidated Subsidiary that is incorporated under the laws of the United States, any state thereof or the District of Columbia is the surviving corporation of any such consolidation or merger or is the Person that acquires by conveyance or transfer the properties and assets of the Borrower substantially as an entirety;

(ii)       if a Consolidated Subsidiary is the surviving corporation or is the Person that acquires the property and assets of the Borrower substantially as an entirety, it shall expressly assume the performance of every covenant of this Agreement and of the Notes on the part of the Borrower to be performed or observed;

(iii)       immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iv)       if the Borrower is not the surviving entity, the Borrower has delivered to the Administrative Agent an Officer’s Certificate and a legal opinion of its General Counsel, Associate General Counsel or Assistant General Counsel, upon the express instruction of the Borrower for the benefit of the Administrative Agent and the Lenders, each stating that such transaction complies with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)       Upon any consolidation by the Borrower with, or merger by the Borrower into, a Consolidated Subsidiary, the result of which is that such Consolidated Subsidiary is the surviving entity, or any conveyance or transfer of the properties and assets of the Borrower substantially as an entirety to a Consolidated Subsidiary, the Consolidated Subsidiary into which the Borrower is merged or consolidated or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower, as the case may be, under this Agreement with the same effect as if such Consolidated Subsidiary had been named as the Borrower, as the case may be, herein, and thereafter, in the case of a transfer or conveyance permitted by Section 5.07(a), the Borrower shall be relieved of all obligations and covenants under this Agreement and the Notes.

Section 5.08. Negative Pledge. Neither the Borrower nor any Restricted Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)       Liens existing on the date of this Agreement;

(b)       Liens securing Debt of a Restricted Subsidiary owing to the Borrower or to another Restricted Subsidiary;

(c)       any Lien existing on any asset of any person at the time such person becomes a Subsidiary and not created in contemplation of such event;

(d)       any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset (and/or, in the case of the acquisition of a business, any Lien on the equity and/or assets of the acquired entity), provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;

(e)       any Lien on any asset of any person existing at the time such person is merged or consolidated with or into the Borrower or a Restricted Subsidiary and not created in contemplation of such event;

(f)       any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(g)       any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(h)       Liens in favor of any customer (including any Governmental Authority) to secure partial, progress, advance or other payments or performance pursuant to any contract or statute or to secure any related indebtedness or to secure Debt guaranteed by a Governmental Authority;

(i)       Liens incurred in the ordinary course of business not securing Debt that do not impair in any material respect the usefulness in the business of the Borrower and its Restricted Subsidiaries of the assets to which such Liens attach;

(j)       carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’ or other similar Liens, in each case arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings;

(k)       Liens for taxes, assessments or governmental charges or levies, in each case arising in the ordinary course of business securing obligations which are (i) not overdue or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP;

(l)       Liens arising by operation of law in favor of any lender to the Borrower or any Restricted Subsidiary in the ordinary course of business constituting a banker’s lien or right of offset in moneys of the Borrower or a Restricted Subsidiary deposited with such lender in the ordinary course of business;

(m)       licenses or sublicenses of intellectual property in the ordinary course of business;

(n)       the interests of lessees, lessors, licensees and licensors under leases, subleases, licenses or sublicenses, as applicable, in, and the interest of managers or operators with respect to, real or personal property made in the ordinary course of business;

(o)       deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(p)       Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement;

(q)       Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(j) or securing appeal bonds in respect of appeals being prosecuted in good faith;

(r)       pledges and deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or retirement benefits legislation or similar law or regulations;

(s)       Liens arising out of a conditional sale, title retention, consignment or similar arrangement for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(t)       Liens that are contractual rights of set-off (i) relating to the establishment of depositary relations with banks or other financial institutions not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries or (iii) relating to agreements other than in connection with Debt or Derivatives Obligations entered into by the Borrower or any of its Restricted Subsidiaries;

(u)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(v)       Liens on cash and cash equivalents securing Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $100,000,000;

(w)       Liens securing Debt equally and ratably securing the Loans and such Debt; provided that the Required Lenders may, in their sole discretion, refuse to take any Lien on any asset (which refusal will not limit the Borrower’s or any Restricted Subsidiary’s ability to incur a Lien otherwise permitted by this Section 5.08(w)); such Lien may equally and ratably secure the Loans and any other obligation of the Borrower or any of its Subsidiaries, other than an obligation that is subordinated to the Loans;

(x)       Liens securing contingent obligations in an aggregate principal amount not to exceed $50,000,000;

(y)       Liens not otherwise permitted by the foregoing clauses of this Section securing obligations in an aggregate principal or face amount at any date not to exceed at the time of incurrence the greater of 12.5% of Consolidated Net Worth and $800,000,000; and

(z)       Liens on accounts receivable and related assets securing obligations under the Borrower’s Securitization Facility in an aggregate amount not to exceed $500,000,000.

For the avoidance of doubt, the creation of a security interest arising solely as a result of, or the filing of UCC financing statements in connection with, any sale by the Borrower or any of its Subsidiaries of accounts receivable not prohibited by Section 5.07 shall not constitute a Lien prohibited by this covenant.

Section 5.09. Leverage Ratio. The Leverage Ratio shall not exceed as of the last day of any fiscal quarter ending after the Funding Date: (a) for the first three fiscal quarters ending after the Funding Date, 4.75:1.00, (b) for the next succeeding three fiscal quarters, 4.25:1.00 and (c) thereafter, 3.75:1.00; provided, further that if (i) Consolidated Debt has increased in connection with a Specified Acquisition that has been consummated within such fiscal quarter or the three fiscal quarters immediately prior to such fiscal quarter and (ii) the Borrower has stated in the compliance certificate delivered pursuant to Section 5.01(a) for such fiscal quarter that the condition set forth in clause (i) above has been satisfied (and specifying the date of such Specified Acquisition), then the Borrower shall be permitted to elect that any additional Consolidated Debt incurred in connection with such Specified Acquisition shall be excluded from Consolidated Debt for purposes of calculating the Leverage Ratio, but only if the Leverage Ratio determined at such time but calculated without giving effect to such exclusion does not exceed 4.25 to 1.00.

For purposes of this Section 5.09, a “Specified Acquisition” means any single acquisition by the Borrower or a Subsidiary of the Borrower (x) of any Person (the “Target”) that is in the same line or lines of business as the Borrower or in the judgment of the Borrower related line or lines of business, (y) as to which such Target’s board of directors has not objected and (z) that involves cash payments, as of the date of the closing thereof, to the seller or sellers of the Target in excess of $225,000,000. The Combins Acquisition shall not constitute a Specified Acquisition for the purposes of this Section 5.09.

Section 5.10. Use of Proceeds. (a) The Borrower will use the proceeds of the Loans solely to (i) pay a portion of the consideration payable pursuant to the Combins Acquisition Agreement and (ii) pay fees and expenses related to the Transactions.

No part of the proceeds of any Loan will be used directly or, to the knowledge of the Borrower, indirectly (a) to fund any operations, activities, business or transactions of, in, or with, a Sanctioned Person or a Sanctioned Country, (b) in any manner that would result in the violation of any Sanctions applicable to any party hereto, (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (d) in violation of any Anti-Money Laundering Laws. The covenants in this paragraph are not being sought by any Lender that is subject to the Blocking Regulations if and to the extent that such covenants would give rise to a violation by such party of the Blocking Regulations.

Section 5.11. [Reserved]

Section 5.12. Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except (i) transactions on an arms-length basis on terms at least as favorable to the Borrower or such Restricted Subsidiary than could have been obtained from a third party who was not an Affiliate, and (ii) transactions described in this Section 5.12 that would not be reasonably likely to have a Material Adverse Effect.

Article 6

Defaults

Section 6.01. Event of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)       the Borrower shall fail to pay any principal of any Loan when due;

(b)       the Borrower shall fail to pay within 5 days of the due date thereof (i) any Ticking Fee or (ii) interest on any Loan;

(c)       the Borrower shall fail to pay within 30 days after a request for payment by any Lender acting through the Administrative Agent any other amount that becomes due and payable under the terms of this Agreement;

(d)       the Borrower shall fail to observe or perform any agreement contained in Section 5.01(e), Section 5.01(f) or Section 5.07 through 5.10 (and, with respect to Section 5.01(e), such failure shall have continued for 5 days after a Responsible Officer of the Borrower obtains knowledge of the underlying Default);

(e)       the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clauses (a) through (d) above) for 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(f)       any representation, warranty or certification made by the Borrower in this Agreement or in any certificate or notice delivered pursuant to the terms of this Agreement shall prove to have been incorrect in any material respect when made and such deficiency shall remain unremedied for five days after notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(g)       any Material Financial Obligations shall become due before stated maturity by the acceleration of the maturity thereof by reason of default, or any Material Financial Obligations shall become due by its terms and shall not be paid (after giving effect to any grace period with respect thereto) and, in any case aforesaid in this clause (g), corrective action satisfactory to the Required Lenders shall not have been taken within 5 days after written notice of the situation shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(h)       the Borrower or any Restricted Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(i)       an involuntary case or other proceeding shall be commenced against the Borrower or any Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower or any Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(j)       a final judgment for the payment of money in excess of $250,000,000 shall have been entered against the Borrower or any Restricted Subsidiary, and the Borrower or such Subsidiary shall not have satisfied the same within 60 days, or caused execution thereon to be stayed within 60 days, and such failure to satisfy or stay such judgment shall remain unremedied for 5 days after notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders;

(k)       a final judgment either (1) requiring termination or imposing liability (other than for premiums under Section 4007 of ERISA) under Title IV of ERISA in respect of, or requiring a trustee to be appointed under Title IV of ERISA to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $250,000,000 or (2) in an action relating to a Multiemployer Plan involving a current payment obligation in excess of $250,000,000, which judgment, in either case, has not been satisfied or stayed within 60 days and such failure to satisfy or stay is unremedied for 5 days after notice thereof shall have been given to the Borrower by the Administrative Agent at the request of the Required Lenders; or

(l)       any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 35% or more of the outstanding shares of common stock of the Borrower; or during any two-year period, individuals who at the beginning of such period constituted the Borrower’s Board of Directors (together with any new director whose election by the Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least two-thirds of the directors then in office who either were directors as the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

then, and in every such event, the Administrative Agent shall, if requested by the Required Lenders, (i) by notice to the Borrower terminate the Commitments and they shall thereupon terminate, or (ii) by notice to the Borrower declare the Loans, interest accrued thereon and all other amounts payable hereunder to be, and the same shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the event of (A) the filing by the Borrower of a petition, or (B) an actual or deemed entry of an order for relief with respect to the Borrower, in each case under the federal bankruptcy laws as now or hereafter in effect, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans, interest accrued thereon and all other amounts payable hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding the foregoing, during the period from and including the Effective Date to and including the earlier of the termination of the Commitments or the funding of the Loans on the Funding Date, and notwithstanding (a) that any representation made on the Effective Date or on the Funding Date (excluding the Specified Representations) was incorrect, (b) any failure by the Borrower or any of its Subsidiaries to comply with any of the covenants set forth in Article 5, (c) the occurrence of any Event of Default (other than any Event of Default under Section 6.01(a), (b), (c), (h) (solely with respect to the Borrower) or (i) (solely with respect to the Borrower)), (d) that any condition to the Effective Date may subsequently be determined not to have been satisfied or (e) any provision to the contrary in this Agreement or any other Loan Document, neither the Administrative Agent nor any Lender shall be entitled to (other than in the case of any Event of Default under Section 6.01(a), (b), (c), (h) (solely with respect to the Borrower) or (i) (solely with respect to the Borrower)) (i) rescind, terminate or cancel the Commitments pursuant to this Section 6.01, or exercise any right or remedy under this Agreement or any other Loan Document, to the extent to do so would prevent, limit or delay the making of the Loans, (ii) refuse to participate in making its Loans or (iii) exercise any right of set-off (including pursuant to Section 9.06) or counterclaim in respect of its Loans to the extent to do so would prevent, limit or delay the making of its Loans; provided that, for the avoidance of doubt, (A) the making of Loans shall be subject to the satisfaction (or waiver in accordance with Section 9.07) of the conditions set forth in Section 3.02 and (B) the Commitments shall be reduced as provided in Section 2.08 or 2.12. For the avoidance of doubt, (x) the rights and remedies of the Lenders, the Arrangers and the Administrative Agent with respect to any condition set forth in Section 3.02 shall not be limited in the event that any such condition is not satisfied (or waived in accordance with Section 9.07) on the Funding Date, (y) immediately after the funding of the Loans on the Funding Date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders hereunder shall be available and may be exercised by them notwithstanding that such rights, remedies or entitlements were not available prior to such time under this paragraph and (z) nothing in this paragraph shall affect the rights, remedies or entitlements (or the ability to exercise the same) of the Administrative Agent or the Lenders with respect to any Event of Default under Section 6.01(a), (b), (c), (h) (solely with respect to the Borrower) or (i) (solely with respect to the Borrower).

Section 6.02. [Reserved].

Section 6.03. Application of Payments. Notwithstanding anything herein to the contrary, following (i) the occurrence and during the continuance of an Event of Default, the termination of the Commitments or the acceleration of the Loans and notice thereof to the Administrative Agent by the Borrower or the Required Lenders or (ii) the occurrence and during the continuance of an Event of Default under Section 6.01(a), (b), (c), (h) or (i) and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.17, be applied by the Administrative Agent as follows:

(i)       first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.04 and amounts pursuant to Section 2.11(b) payable to the Administrative Agent in its capacity as such);

(ii)       second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts payable to the Lenders (including fees and disbursements and other charges of counsel to the Lenders payable under Section 9.04) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)       third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)       fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them;

(v)       fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)       finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Article 7

The Administrative Agent

Section 7.01. Appointment and Authorization. (a) Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto; provided, however, that the Administrative Agent shall not commence any legal action or proceeding before a court of law on behalf of any Lender without such Lender’s prior written consent. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)       As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)       In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i)       the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii)       nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)       The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)       None of the Syndication Agent, any Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)       In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.07, 2.11, 8.01, 8.04 and 9.04) allowed in such judicial proceeding; and

(ii)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.04). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g)       The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

Section 7.02. Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent. The term “Lender” or “Lenders” shall, unless expressly indicated, include JPMorgan Chase Bank, N.A. (and any successor acting as Administrative Agent) in its capacity as a Lender.

Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to any Lender for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Administrative Agent’s Reliance; Limitation of Liability. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of the Borrower to perform its obligations hereunder or thereunder.

(b)       The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.01(e) unless and until written notice thereof stating that it is a “notice under Section 5.01(e)” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the

Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary or any Lender as a result of, any determination of the Commitments or Loans outstanding or any portion thereof attributable to each Lender.

(c)       Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.08, (ii) may rely on the Register to the extent set forth in Section 2.05, (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 7.06. Posting of Communications. (a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)       Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time

(including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)       THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, THE SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)       Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)       Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)       Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 7.07. Acknowledgments of Lenders. (a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, the Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, the Syndication Agent, any Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)       Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption Agreement or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c)       (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Domestic Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 7.07(c) shall be conclusive, absent manifest error.

(ii)       Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Domestic Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)       The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.

(iv)       Each party’s obligations under this Section 7.07(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 7.08. Successor Administrative Agents. (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Borrower shall, so long as no Event of Default shall have occurred and be continuing, have the right, with the consent of the Required Lenders, to appoint any of the Lenders as a successor Administrative Agent. In the event that a Default has occurred and is continuing, the Required Lenders shall have the right to appoint the successor Administrative Agent. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder as Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

(b)       Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.04, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 7.09. Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

Section 7.10. Other Agents. Nothing in this Agreement shall impose upon any Agent other than the Administrative Agent, in its capacity as such an Agent, any obligation or liability whatsoever.

Section 7.11. Certain ERISA Matters.

(a)       Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)       such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)      (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 7.12. Borrower Communications.

(a)       The Administrative Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)       Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)       THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF

THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, ANY DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Notice of Borrowing, Notice of Interest Rate Election, notice of prepayment or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(d)       Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e)       Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Article 8

Change in Circumstances

Section 8.01. Increased Cost and Reduced Return; Capital Adequacy. (a) If after the date hereof, in the case of any Loan or any obligation to make Loans, a Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, assessment (excluding Taxes) or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System pursuant to Regulation D or otherwise, as herein provided) against assets of, deposits with or for the account of, or credit extended by, any Lender, (ii) subject any Administrative Agent or Lender to any Taxes (other than (A) Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder or (B) Taxes described in Sections 8.04(b)(v)-(z)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on any Lender or the applicable interbank market any other condition affecting its Term Benchmark Loans, its Note or its obligations to make Term Benchmark Loans and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Term Benchmark Loan or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note, by an amount deemed by such Lender to be material, then, within 15 days after written demand therefor made through the Administrative Agent, in the form of the certificate referred to in Section 8.01(c), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction; provided that the Borrower shall not be required to pay any such compensation with respect to any period prior to the 90th day before the date of any such demand.

(b)       Without limiting the effect of Section 8.01(a) (but without duplication), if any Lender determines at any time after the date on which this Agreement becomes effective that a Change in Law will have the effect of increasing the amount of capital or liquidity required to be maintained by such Lender (or its Parent) based on the existence of such Lender’s Loans, Commitment and/or other obligations hereunder, then the Borrower shall pay to such Lender, within 15 days after its written demand therefor made through the Administrative Agent in the form of the certificate referred to in Section 8.01(c), such additional amounts as shall be required to compensate such Lender for any reduction in the rate of return on capital of such Lender (or its Parent) as a result of such increased capital or liquidity requirement; provided that the Borrower shall not be required to pay any such compensation with respect to any period prior to the 90th day before the date of any such demand; provided further, however, that to the extent (i) a Lender shall increase its level of capital above the level maintained by such Lender on the date of this Agreement and there has not been a Change in Law or (ii) there has been a Change in Law and a Lender shall increase its level of capital by an amount greater than the increase attributable (taking into consideration the same variables taken into consideration in determining the level of capital maintained by such Lender on the date of this Agreement) to such Change in Law, the Borrower shall not be required to pay any amount or amounts under this Agreement with respect to any such increase in capital. Thus, for example, a Lender which is “adequately capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Lender) may not require the Borrower to make payments in respect of increases in such Lender’s level of capital made under the circumstances described in clause (i) or (ii) above which improve its capital position from “adequately capitalized” to “well capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Lender).

(c)       Each Lender will promptly notify the Borrower, through the Administrative Agent, of any event of which it has knowledge, occurring after the date on which this Agreement becomes effective, which will entitle such Lender to compensation pursuant to this Section 8.01 and will use commercially reasonable efforts to designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, subject such Lender to any unreimbursed cost or expense or be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section 8.01 and setting forth the additional amount or amounts to be paid to it hereunder and setting forth the basis for the determination thereof shall be conclusive in the absence of manifest error. In determining such amount, such Lender shall act reasonably and in good faith, and may use any reasonable averaging and attribution methods.

Section 8.02. Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 8.02, if:

(i)       the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; or

(ii)       the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Interest Rate Election in accordance with the terms of Section 2.03 or a Notice of Borrowing in accordance with the terms of Section 2.02, (1) any Notice of Interest Rate Election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be a Notice of Interest Rate Election or a Notice of Borrowing, as applicable, for (x) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 8.02(a)(i) or (ii) above or (y) an Base Rate Borrowing if the Daily Simple SOFR also is the subject of Section 8.02(a)(i) or (ii) above and (2) any Notice of Borrowing that requests an RFR Borrowing shall instead be deemed to be a Notice of Borrowing, as applicable, for a Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 8.02(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Notice of Interest Rate Election in accordance with the terms of Section 2.03 or a new Notice of Borrowing in accordance with the terms of Section 2.02, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 8.02(a)(i) or (ii) above or (y) a Base Rate Loan if the Daily Simple SOFR also is the subject of Section 8.02(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.

(b)       Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Domestic Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)       Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)       The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 8.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.02.

(e)       Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)       Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an Base Rate Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 8.02, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute Base Rate Loan.

Section 8.03. Illegality. (a) Notwithstanding any other provision herein, if, after the date on which this Agreement becomes effective, a Change in Law shall make it unlawful or impossible for any Lender to (i) honor any Commitment it may have hereunder to make any Term Benchmark Loan or RFR Loans then such Commitment shall be suspended, or (ii) maintain any Term Benchmark Loan or RFR Loans, then all Term Benchmark Loans or RFR Loans of such Lender then outstanding shall be converted into Base Rate Loans as provided in Section 8.03(b), and any remaining Commitment of such Lender hereunder to make Term Benchmark Loans or RFR Loans (but not other Loans) shall be immediately suspended, in either case until such Lender may again make and/or maintain Term Benchmark Loans or RFR Loans (as the case may be), and borrowings from such Lender, at a time when borrowings from the other Lenders are to be of Term Benchmark Loans or RFR Loans, shall be made, simultaneously with such borrowings from the other Lenders, by way of Base Rate Loans. Upon the occurrence of any such change, such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent), and shall furnish to the Borrower in writing evidence thereof certified by such Lender. Before giving any notice pursuant to this Section 8.03, such Lender shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(b)       Any conversion of any outstanding Term Benchmark Loan which is required under this Section 8.03 shall be effected immediately (or, if permitted by applicable law, on the last day of the Interest Period therefor).

Section 8.04. Taxes on Payments. (a) For purposes of this Section 8.04, the term “applicable law” includes FATCA.

(b)       All payments pursuant to this Agreement shall be made free and clear of and without any deduction or withholding for or on account of any present and future Taxes imposed on the Administrative Agent or any Lender, excluding, in the case of the Administrative Agent and each Lender, (v) Taxes imposed on its net income, branch profit Taxes and franchise or similar Taxes imposed in lieu of net income Taxes by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or doing business (other than solely pursuant to or in connection with this Agreement or any Loan Document) or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (w) backup withholding tax that is required by Section 3406 of the Internal Revenue Code (or any successor provision thereto) to be withheld from amounts payable to the Administrative Agent or such Lender, (x) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 9.01(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 8.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (y) any withholding tax that is attributable to such Lender’s failure to comply with Section 8.04(e) and (z) Taxes imposed pursuant to FATCA (all such non-excluded Taxes being hereinafter called “Indemnified Taxes”), except as expressly provided in this Section 8.04. If any Taxes are imposed and required by law to be deducted or withheld from any amount payable by the Borrower or the Administrative Agent (the “Withholding Agent”) to the Administrative Agent or to any Lender, then (1) if such Taxes are Indemnified Taxes, the Borrower shall increase the amount of such payment so that the Administrative Agent or such Lender, as the case may be, will receive a net amount (after deduction and withholding of all Indemnified Taxes including such deductions and withholdings applicable to additional amounts payable under this Section 8.04) equal to the amount it would otherwise have received hereunder, (2) the Withholding Agent shall pay such Taxes to the appropriate Governmental Authority for the account of the Administrative Agent or such Lender, as the case may be, and (3) as soon as practicable thereafter, the Withholding Agent shall send the Administrative Agent or such Lender, as the case may be, evidence of original or certified copy of a receipt showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or such Lender. If the Borrower fails to perform its obligations under (2) or (3) above, the Borrower shall indemnify the Administrative Agent or such Lender for any incremental Taxes, interest or penalties that may become payable as a result of any such failure.

(c)       The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent indemnify the Administrative Agent and each Lender against any present or future transfer taxes, intangible, stamp, recording, filing or documentary taxes, excise or property taxes, assessments or charges made by any Governmental Authority by reason of the execution, delivery, registration or enforcement of this Agreement or any Notes (hereinafter referred to as “Other Taxes”).

(d)       The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 8.04) payable or paid by such Administrative Agent or Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)       Each Lender that is a foreign person (i.e., a person who is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code) agrees to deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), unless the Lender is not legally entitled to do so, whichever of the following is applicable: (i) duly executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly executed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, in substantially the form of the applicable certificate that is included in Exhibit G, or any other form approved by the Borrower and the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code and (y) duly executed copies of Internal Revenue Service Form W-8BEN or W-

8BEN-E, as applicable, (iv) in the case of a Lender that is not the beneficial owner of payments made under this Agreement (including a partnership) (A) executed copies of IRS Form W-8IMY on behalf of itself and (B) the relevant forms prescribed in clauses (i), (ii), (iii), and (v) of this paragraph (e) that would be required of each beneficial owner (or partner) if the beneficial owner (or partner) were a Lender; provided, however, that if the Lender is a partnership and one or more of its direct or indirect partners are claiming the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, the Lender may provide the certificate required under paragraph (iii) above on behalf of such partners; and (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; provided that no form shall be required under this Section 8.04(e)(v) if, in the Lender’s reasonable judgment, the completion, execution or submission of such form would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. The Borrower and the Administrative Agent shall each be entitled to rely on such forms in its possession until receipt of any revised or successor form pursuant to the preceding sentence. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)       [Reserved]

(g)       If the Borrower is required to pay additional amounts to or for the account of any Lender (including the Administrative Agent in its capacity as a Lender) pursuant to this Section 8.04, then such Lender will (at the request of the borrower) use reasonable efforts to change the jurisdiction of one or more Applicable Lending Offices if such change, in the judgment of such Lender, would eliminate or reduce any such additional payment which may thereafter accrue and does not result in an unreimbursed cost and is not otherwise disadvantageous to such Lender.

(h)       If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.04 (including by the payment of additional amounts pursuant to this Section 8.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-

pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority with respect to such refund) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 8.04(h), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 8.04(h) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 8.04(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(i)       Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed copies of Internal Revenue Service form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. Federal backup withholding tax.

(j)       If a payment made to a Lender under this Agreement or any Assignment and Assumption Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 8.04(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(k)       Each Lender shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.08(b) relating to the maintenance of a Participant Register and (iii) any Taxes (other than Indemnified Taxes and Other Taxes) imposed on or with respect to such Lender or required to be withheld or deducted from a payment to such Lender, in each case attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor.

(l)       Each party’s obligation under this Section 8.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement.

Article 9

Miscellaneous

Section 9.01. Replacement of Lenders. (a) Notwithstanding any provision of this Agreement to the contrary (including Section 9.05 and Section 9.06), (1) upon receipt of notice from any Lender for compensation or indemnification pursuant to Section 8.01(c) or Section 8.04 if such Lender has declined or is unable to designate a different lending office in accordance with Sections 8.01(c), 8.03(a), or 8.04(g), (2) upon receipt of notice that the obligations of a Lender to make or maintain Term Benchmark Loans or RFR Loans has been suspended or (3) if a Lender shall become a Defaulting Lender, the Borrower shall have the right to terminate the Commitment in full of such Lender (a “Retiring Lender”) (if still in existence) and to prepay all outstanding Loans of such Lender. Such termination and/or prepayment pursuant to this Section 9.01(a) shall be effective on the tenth Domestic Business Day following the date of a notice thereof to the

Retiring Lender through the Administrative Agent, subject to the satisfaction of the following conditions:

(i)       in the event that on such effective date there shall be any Loan(s) of the Retiring Lender outstanding hereunder, the Borrower shall have prepaid on such date the aggregate principal amount of such Loan(s); and

(ii)       in addition to the payment of the principal of the Loans held by the Retiring Lender pursuant to clause (i) above, the Borrower shall have paid such Retiring Lender all accrued interest thereon, and Ticking Fee and any other amounts then payable to it hereunder, including, without limitation, all amounts payable by the Borrower to such Lender under Section 2.14 by reason of the prepayment of Loans pursuant to clause (i) with respect to the period ending on such effective date; provided that the provisions of Section 8.01, Section 8.04 and Section 9.04 shall survive for the benefit of any Retiring Lender.

Upon satisfaction of the conditions set forth in clauses (i) and (ii) above, such Lender shall cease to be a Lender hereunder.

(b)       In lieu of the termination of a Lender’s Commitment and/or prepayments of its Loans pursuant to Section 9.01(a), the Borrower may notify the Administrative Agent that the Borrower desires to replace such Retiring Lender with a new bank or banks (which may be one or more of the Lenders), which will purchase the Loans or assume the Commitments, as applicable, of the Retiring Lender; provided that, in the case of any such assignment resulting from a claim for compensation or indemnification under Sections 8.01(a) or 8.04, such assignment will result in a reduction in such compensation or indemnification thereafter. Upon the Borrower’s selection of a bank to replace a Retiring Lender, such bank’s agreement thereto and the fulfillment of the conditions to assignment and assumption set forth in Section 9.08(c) such bank shall become a Lender hereunder for all purposes in accordance with Section 9.08(c).

Section 9.02. Notices. (a) All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile or other electronic transmission or similar writing) and shall be given to such party: (i) if to the Borrower, at its address, facsimile number or electronic mail address set forth on the signature pages hereof, (ii) if to the Administrative Agent from the Borrower, in accordance with the notice information separately provided to the Borrower, (iii) if to the Administrative Agent from the Lenders, in accordance with the notice information separately provided to the Lenders, (iv) if to any Lender, at its address, facsimile number or electronic mail address set forth in its

Administrative Questionnaire or (v) if to any other party, such other address, facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (x) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (y) if given by e-mail transmission, as set forth in Section 9.02(c) or (z) if given by any other means, when delivered at the address specified in this Section.

(b)       Notices and other communications to the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)       Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Domestic Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.03. No Waivers. No failure or delay by either Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.04. Expenses; Indemnification; Limitation of Liability. (a) The Borrower shall pay (i) reasonable, documented out-of-pocket expenses, including the reasonable fees and expenses of one special counsel for the Administrative

Agent in connection with the preparation of this Agreement and (ii) if an Event of Default occurs, all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent, and the Lenders, including reasonable fees and expenses of one outside counsel for the Administrative Agent, and the Lenders (in addition to one local counsel in each applicable local jurisdiction if reasonably necessary as determined by the Administrative Agent and, if the Administrative Agent or one or more Lenders shall determine in good faith that there is an actual or perceived conflict between its interests and the interests of the Lenders or other Lenders, as the case may be, one additional counsel for each such Lender), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

(b)       The Borrower agrees to indemnify the Administrative Agent, each Arranger, the Syndication Agent, each Documentation Agent and each Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and reasonable expenses of any kind, including, without limitation, the reasonable, documented fees and disbursements of one outside counsel selected by the Administrative Agent for the Indemnitees (in addition to one local counsel in each applicable local jurisdiction if reasonably necessary as determined by the Administrative Agent and, to the extent one or more Indemnitees shall determine in good faith that there is an actual or perceived conflict between its interests and the interests of other Indemnitees, one additional counsel for each such Indemnitee), incurred by such Indemnitee in response to or in defense of any investigative, administrative or judicial proceeding brought or threatened against the Administrative Agent, or any Lender relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans, whether or not such proceeding is brought by the Borrower or its Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that no Indemnitee shall have the right to be indemnified hereunder (i) to the extent such indemnification relates to relationships between or among each of, or any of, the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agents, the Lenders or any Assignee or Participant and does not involve any act or omission by the Borrower or (ii) for such Indemnitee’s own gross negligence or willful misconduct or any bad faith breach by such Indemnitee of any of its material obligations hereunder as determined by a court of competent jurisdiction by final and nonappealable judgment. This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)       To the extent permitted by applicable law, (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Lender-Related Person for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet and any Approved Electronic Platform), except to the extent resulting from the gross negligence or willful misconduct or any bad faith breach by such Lender-Related Person of any of its material obligations hereunder as determined by a court of competent jurisdiction by final and nonappealable judgment, and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, any Loan or the use of the proceeds thereof; provided that nothing in this clause (c) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(d)       Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.04 to the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related

Person’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)       Payments. All amounts due under this Section 9.04 shall be payable promptly after written demand therefor.

Section 9.05. Pro Rata Treatment. Except as expressly provided in this Agreement, (a) each borrowing from, and change in the Commitments of, the Lenders shall be made pro rata according to their respective Commitments, and (b) each payment and prepayment on any Group of Loans shall be made to all applicable Lenders, pro rata in accordance with the unpaid principal amount of such Loans held by each of them.

Section 9.06. Sharing of Set-offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount then due with respect to the Loans held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount then due with respect to the Loans held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments shall be shared by the Lenders pro rata; provided nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under this Agreement.

Section 9.07. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (provided that no such amendment or waiver shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent). Notwithstanding the foregoing:

(a)       No such amendment or waiver shall, unless signed by all affected Lenders (other than any Defaulting Lender if and as provided in Section 2.17 or as otherwise set forth in this Section 9.07, including pursuant to a Loan Modification Offer),

(i)       increase or extend any Commitment (including any extension as a result of any amendment or waiver of the definition of the term “Commitment Termination Date”),

(ii)       reduce the principal of or rate of interest on any Loan or any fees hereunder,

(iii)       postpone the date fixed for any payment of principal of or interest on any loan or any fees hereunder or for termination of any Commitment;

(iv)       amend Section 9.08(c) to impose any additional requirements for Lender assignments;

(v)       subordinate the obligations of the Borrower hereunder in right of payment to any other Debt of the Borrower;

(vi)       change Section 9.05 in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender;

(vii)       change the payment waterfall provisions of Section 2.17(b) or 6.03 without the written consent of each Lender; or

(viii)       amend this Section 9.07, or any defined term used herein, the definition of “Required Lenders”, or any other provision specifying the number or percentage of Lenders required to amend or waive a particular provision of this Agreement, so as to change the percentage of the aggregate amount of Commitments or Loans which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement.

(b)       Notwithstanding anything to the contrary herein, any Fee Letter may be amended or waived solely with the consent of the parties thereto.

(c)       The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all Lenders to make one or more amendments or modifications to (A) allow the maturity of the Loans and/or Commitments of Accepting Lenders (as defined below) to be extended and/or (B) change the pricing and/or fees (or add additional fees) with respect to the Loans and Commitments of the Accepting Lenders (“Permitted Amendments”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan

Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made. The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent an agreement containing the terms of the Permitted Amendments (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made.

(d)       Notwithstanding anything to the contrary herein, if the Administrative Agent and the Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error, omission or any other error or omission of a technical nature or any necessary or desirable technical change on any Lender, in each case, in any provision of any Loan Document, the Borrower and the Administrative Agent shall be permitted to effect amendments to this Agreement or any other Loan Document, as applicable, solely to address such matter and such amendment shall become effective without the consent of any other party to this Agreement so long as, in each case, the Lenders shall have received at least five (5) Domestic Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Domestic Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 9.08. Successors and Assigns; Participations; Novation. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, except in accordance with Sections 5.04 and 5.07, the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the consent of all Lenders.

(b)       Any Lender may, without the consent of, or notice to, the Borrower, at any time sell to one or more Eligible Institutions (each a “Participant”) participating interests in any Loan owing to such Lender, any Note held by such Lender, the Commitment of such Lender hereunder and any other interest of such Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Note or Notes, if any, for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.07(a) affecting such Participant without the consent of the Participant; provided further that such Participant shall be bound by any waiver, amendment or other decision that all Lenders shall be required to abide by pursuant to a vote by Required Lenders. Subject to the provisions of Section 9.08(d), the Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled (through the applicable Lender) to the benefits of Article 8 with respect to its participating interest (subject to the requirements and limitations therein, including the requirements under Sections 8.04(e), (h), and (i) (it being understood that the documentation required under Sections 8.04(e), (h), and (i) shall be delivered to the participating lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.08(c); provided that such Participant shall be subject to Section 9.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-(c) of the United States Treasury Regulations or, if different under Sections 871(h) or 881(c) of the Internal Revenue Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. An assignment or other transfer which is not permitted by subsection (c) or (f) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c)       (i) Subject to compliance with the requirements of this Section 9.08(c), any Lender may at any time sell to one or more Eligible Institutions (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes. Each Assignee shall assume all such rights and obligations pursuant to an Assignment and Assumption Agreement. In no event shall (A) the aggregate Commitment or the aggregate principal amount of the Loans of the transferor Lender or a transferee Lender (together with the aggregate Commitment or the aggregate principal amount of the Loans of any affiliate of such Lender, as applicable), after giving effect to any sale pursuant to this subsection (c), be less than $5,000,000, except as may result upon the transfer by a Lender of its aggregate Commitment or the aggregate principal amount of its Loans in its entirety, or (B) any sale pursuant to this subsection (c) result in the transferee Lender (together with its affiliates) holding more than 35% of the aggregate Commitments or Loans, as applicable, except to the extent that the Borrower and the Administrative Agent’s consent to such sale.

(ii)       No interest may be sold by a Lender pursuant to this subsection (c) without the prior written consent of (A) the Administrative Agent and (B) except (i) with respect to sales to any Specified Permitted Lender or (ii) after the Funding Date, when an Event of Default under Section 6.01(a), (b), (c), (h) or (i) has occurred and is continuing, the Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), provided that, after the Funding Date, sales made to a Lender, an affiliate of a Lender or an Approved Fund, will not require the consent of the Borrower or the Administrative Agent. For the purposes of this subsection (c)(ii), the withholding of consent by the Borrower shall not be deemed unreasonable if based solely upon the Borrower’s desire to (A) balance relative loan exposures to such Eligible Institution among all credit facilities of the Borrower or (B) avoid payment of any additional amounts payable to such Eligible Institution under Article 8 which would arise from such assignment. On and after the Funding Date, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by notice to the Administrative Agent within ten Domestic Business Days after having received notice thereof. Notwithstanding anything to the contrary herein, no consent shall be required for any assignment or any sale of an interest of any rights or obligations hereunder by Goldman Sachs Bank USA to Goldman Sachs Lending Partners LLC or by Goldman Sachs Lending Partners LLC to Goldman Sachs Bank USA.

(iii)       Upon (A) execution of an Assignment and Assumption Agreement, (B) delivery by the transferor Lender of an executed copy thereof, together with notice that the payment referred to in clause (C) below shall have been made, to the Borrower and the Administrative Agent and (C) payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto with Commitments or Loans, as applicable, as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a correspondent extent, and no further consent or action by the Borrower, the Lenders or the Administrative Agents shall be required to effectuate such transfer. Each Assignee shall be bound by any waiver, amendment or other decision that all Lenders shall be required to abide by pursuant to a vote by Required Lenders.

(iv)       Upon the consummation of any transfer to an Assignee pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested by the transferor Lender or the Assignee, a new Note or Notes shall be delivered from the Borrower to the transferor Lender and/or such Assignee. In connection with any such assignment, the Assignee or the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.

(d)       No Assignee, Participant or other transferee (including any successor Applicable Lending Office) of any Lender’s rights shall be entitled to receive any greater payment under Section 8.01 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.01 or Section 8.03 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(e)       Each Lender may, upon the written consent of the Borrower, which consent shall not be unreasonably withheld, disclose to any Participant or Assignee (each a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower that has been delivered to such Lender by the Borrower pursuant to this Agreement or that has been delivered to such Lender by the Borrower in connection with such Lender’s credit evaluation prior to entering into this Agreement, subject in all cases to agreement by such Transferee or prospective Transferee to comply with the provisions of Section 9.15.

(f)       Notwithstanding any provision of this Section 9.08 to the contrary, any Lender may assign or pledge any of its rights and interests in the Loans to a Federal Reserve Bank without the consent of the Borrower.

Section 9.09. Visitation. Subject to restrictions imposed by applicable security clearance regulations, the Borrower will upon reasonable prior notice and at times mutually agreed during normal business hours permit representatives of any Lender at such Lender’s expense to visit any of its major properties; provided that unless an Event of Default shall have occurred and be continuing, only one such visit shall be permitted in any fiscal year by all Lenders at all major properties.

Section 9.10. Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.11. [Reserved]

Section 9.12. Governing Law; Submission to Jurisdiction. This Agreement, each Note, and any claim, controversy, dispute, proceeding or cause of action (whether in contract, tort or otherwise and whether at law or in equity) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of New York; provided that the determination of whether the Combins Acquisition has been consummated pursuant to, and in all material respects in accordance with, the Combins Acquisition Agreement, in each case, shall be governed by, and interpreted and enforced in accordance with, the laws of France, without giving effect to any choice of law or conflict of laws rules or provisions (whether of France or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than France. Each of the Borrower, the Administrative Agent and the Lenders hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Borrower, the Administrative Agent and the Lenders irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.13. Counterparts; Integration, Effectiveness, Electronic Execution.

(a)       This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

(b)       Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, and the

Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.14. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15. Confidentiality. Each Lender agrees, with respect to any information delivered or made available by the Borrower to it that is clearly indicated to be confidential information or private data, to use all reasonable efforts to protect such confidential information from unauthorized use or disclosure and to restrict disclosure to only those Persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering this Agreement and the transactions contemplated hereby. Nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender, (ii) to its affiliates, officers, directors, employees, agents, attorneys and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of and having agreed to the restrictions set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (v) which has been publicly disclosed, (vi) to the extent reasonably required in connection with any litigation to which any Agent or Lender, the Borrower or their respective affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document, (viii) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, provided that such person agree to be bound by the terms provided in this paragraph, (ix) with the prior written consent of the Borrower and (x) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided for herein; provided however, that before any disclosure is permitted under (iii) or (vi) of this Section 9.15, each Lender shall, if not legally prohibited, notify and consult with the Borrower, promptly and in a timely manner, concerning the information it proposes to disclose, to enable the Borrower to take such action as may be appropriate under the circumstances to protect the confidentiality of the information in question, and provided further that any disclosure under the foregoing proviso be limited to only that information discussed with the Borrower. The use of the term “confidential” in this Section 9.15 is not intended to refer to data classified by the government of the United States under laws and regulations relating to the handling of data, but is intended to refer to information and other data regarded by the Borrower as private.

For the avoidance of doubt, nothing in this Section 9.15 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.15 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 9.16. USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), as amended from time to time, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 9.17. Acknowledgement and Consent to Bail-in of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.18. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.19. No Fiduciary Duty.

(a)       The Borrower agrees that in connection with all aspects of the Loans contemplated by this Agreement and any communications in connection therewith, the Borrower and its Subsidiaries, on the one hand, and the Credit Parties and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Borrower acknowledges and agrees that the Administrative Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Borrower and its Subsidiaries, their stockholders and/or their affiliates

(b)       The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)       In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MARTIN MARIETTA MATERIALS, INC.

By:	/s/ Michael J. Petro
	Name:	Michael J. Petro
	Title:	Senior Vice President and Chief Financial Officer
	Address:	4123 Parklake Avenue Raleigh, NC 27612
	Facsimile:	919-510-4700
	E-mail:	Michael.Petro@martinmarietta.com with a copy to: Tyler.Birch@martinmarietta.com

[Martin Marietta Materials, Inc. – Signature Page to Term Credit Agreement]

JPMORGAN CHASE BANK, N.A. as Administrative Agent and Lender

By:	/s/ Nicholas Nussbaum
	Name:	Nicholas Nussbaum
	Title:	Vice President

[Martin Marietta Materials, Inc. – Signature Page to Term Credit Agreement]

GOLDMAN SACHS BANK USA as Lender

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

[Martin Marietta Materials, Inc. – Signature Page to Term Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH as Lender

By:	/s/ Marko Lukin
	Name:	Marko Lukin
	Title:	Director

By:	/s/ Kelvyn Correa
	Name:	Kelvyn Correa
	Title:	Director

[Martin Marietta Materials, Inc. – Signature Page to Term Credit Agreement]

TRUIST BANK as Lender

By:	/s/ Anika Kirs
	Name:	Anika Kirs
	Title:	Director

[Martin Marietta Materials, Inc. – Signature Page to Term Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION as Lender

By:	/s/ Andrew Payne
	Name:	Andrew Payne
	Title:	Managing Director

[Martin Marietta Materials, Inc. – Signature Page to Term Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION as Lender

By:	/s/ Stephanie Gray
	Name:	Stephanie Gray
	Title:	Senior Vice President

[Martin Marietta Materials, Inc. – Signature Page to Term Credit Agreement]

REGIONS BANK as Lender

By:	/s/ Cheryl L. Shelhart
	Name:	Cheryl L. Shelhart
	Title:	Managing Director

[Martin Marietta Materials, Inc. – Signature Page to Term Credit Agreement]

First-Citizens Bank & Trust Company as Lender

By:	/s/ Rocky Rhodes
	Name:	Rocky Rhodes
	Title:	Managing Director

[Martin Marietta Materials, Inc. – Signature Page to Term Credit Agreement]

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Kimberly A. Crotty
	Name:	Kimberly A. Crotty
	Title:	Senior Vice President

[Martin Marietta Materials, Inc. – Signature Page to Term Credit Agreement]

Fifth Third Bank, National Association as Lender

By:	/s/ Kyle Erickson
	Name:	Kyle Erickson
	Title:	Senior Vice President

[Martin Marietta Materials, Inc. – Signature Page to Term Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC. as Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Vice President

[Martin Marietta Materials, Inc. – Signature Page to Term Credit Agreement]

Royal Bank of Canada as Lender

By:	/s/ Brian Hueter
	Name:	Brian Hueter
	Title:	Authorized Signatory

[Martin Marietta Materials, Inc. – Signature Page to Term Credit Agreement]

SCHEDULE I – PRICING SCHEDULE

Pricing Level	Public Debt Rating (Moody’s/S&P)	Applicable Margin for Term SOFR Loans and RFR Loans (bps per annum)	Applicable Margin for Base Rate Loans (bps per annum)	Applicable Ticking Fee Rate (bps per annum)
1	A2/A or higher	87.5	0.0	7.0
2	A3/A-	100.0	0.0	9.0
3	Baa1/BBB+	112.5	12.5	10.0
4	Baa2/BBB	125.0	25.0	12.5
5	Baa3/BBB- or lower	137.5	37.5	17.5

“Public Debt Rating” means, as of any date with respect to any of Moody’s Investor Services, Inc. (“Moody’s”) and S&P Global Inc. (“S&P”), the rating that has been most recently announced by Moody’s or S&P, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt of the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency.

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a Public Debt Rating, the Applicable Margin and the Applicable Ticking Fee Rate shall be determined by reference to the remaining effective Public Debt Rating; (b) if neither Moody’s nor S&P shall have in effect a Public Debt Rating (other than by reason of the circumstances referred to in the second succeeding paragraph), the Applicable Margin and the Applicable Ticking Fee Rate will be set in accordance with Pricing Level 5 above; and (c) if the Public Debt Ratings established by Moody’s and S&P shall fall within different Pricing Levels, then the Applicable Margin and the Applicable Ticking Fee Rate will be set in accordance with the Pricing Level in which the higher of the Public Debt Ratings shall fall unless the Public Debt Ratings differ by two or more Pricing Levels, in which case the applicable Pricing Level shall be the Pricing Level one level below that corresponding to the higher Public Debt Rating.

Each change in the Applicable Margin and the Applicable Ticking Fee Rate resulting from a publicly announced change in the Public Debt Rating shall be effective, in the case of an upgrade or a downgrade, during the period commencing three Domestic Business Days after the effective date of such change and ending on the date immediately preceding the effective date of the next such change to the Applicable Margin or the Applicable Ticking Fee Rate, as applicable. The Public

Debt Rating in effect for any day is the Public Debt Rating in effect at the close of business on such day, and the Applicable Margin and the Applicable Ticking Fee Rate may change from time to time during any interest period as a result of changes in the Pricing Level during such interest period.

If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the Term Credit Agreement to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin and the Applicable Ticking Fee Rate shall be determined by reference to the rating of such rating agency most recently in effect prior to such change or cessation.

SCHEDULE II – COMMITMENT SCHEDULE

Lender	Commitment
Goldman Sachs Bank USA	$153,375,000.00
JPMorgan Chase Bank, N.A.	$153,375,000.00
Deutsche Bank AG New York Branch	$153,375,000.00
Truist Bank	$153,375,000.00
Wells Fargo Bank, National Association	$147,375,000.00
PNC Bank, National Association	$147,375,000.00
Regions Bank	$128,625,000.00
First-Citizens Bank & Trust Company	$128,625,000.00
The Northern Trust Company	$83,625,000.00
Fifth Third Bank, National Association	$83,625,000.00
Morgan Stanley Senior Funding, Inc.	$83,625,000.00
Royal Bank of Canada	$83,625,000.00
Total	$1,500,000,000.00